 Exhibit 99 to Medizone Form 8-K 12-1-09

Medizone International takes aim at the Bioterrorism Countermeasures Arena

San Francisco, California, December 1, 2009.  Medizone International, Inc. (MZEI.OB) announced today that in tests involving its proprietary AsepticSure™ technology, it continues to break "6 log" decontamination barriers, this time with two very different spore forming bacteria, Claustridium difficile and Bacillis subtilis.  These results clearly establish AsepticSure™ as an extremely potent sporicidal technology. "The implications of a 6.7 log reduction (99.99997%) in C difficile are indeed significant for the entire health care system,” stated Dr Michael Shannon, Director of Medical Affairs for Medizone.  “However, even though our findings for Bicillis subtilis are preliminary, the potential of being able to eliminate 99.999992% (7.2 log kill) of an internationally accepted surrogate for Anthrax in 90 minutes will have national security implications." In response to this news, Mr. Brad Goble, CEO of TDV GLOBAL and a Canadian leader in global health security and bio-terrorism countermeasures commented, “The international community continues to strengthen collaboration in the area of medical countermeasures, including placing a high priority on new and emerging technologies for decontamination.  Medizone’s early laboratory results with Bicillis subtilis will attract great interest from the global defense and public health portfolios alike."   Medizone believes that a field hardened variant of the AsepticSure™ hospital unit currently being readied for scale up testing will have wide bio defense applications internationally as it will be easily deployable in response to virtually any terrorist assault, extremely effective against a broad range of lethal pathogens, easy to manage and maintain and most importantly, it has the potential to save lives.

Medizone’s CEO Edwin Marshall added, “Following the impressive results recently announced for MRSA, we immediately began to assess the capability of AsepticSure™ using the same updated technology with the spore forming bacteria C difficile, which is ubiquitous within hospitals and chronic care centers. Following those results we then worked with Bicillis subtilis, which represents the infamous and highly lethal terrorist agent, Anthrax.  In both cases, these two pathogens remain very resistant to standard decontamination procedures and hence, seeing our technology virtually annihilate these two difficult spore formers has lead Medizone to a parallel track of development with its AsepticSure™ technology which we are convinced will open up the possibility for commercialization in both arenas.”

Medizone International, Inc., is a research and development company engaged in developing its AsepticSure™ technology to decontaminate and sterilize hospital surgical suites, emergency rooms, intensive care units, schools and other critical infrastructure. Medizone’s dedicated research laboratory located in Innovation Park at Queen’s University in Kingston, Ontario, Canada is currently being doubled in size to accommodate full scale room testing of the AsepticSure™ system.  Construction and full instrumentation of the expanded facility is expected to be completed over the next two weeks.

This Press Release contains certain forward looking statements that involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company's filings made with the Securities and Exchange Commission.

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